BRADLEY PHARMACEUTICALS, INC.
                          CONDENSED CONSOLIDATED
                         STATEMENTS OF CASH FLOWS
                               (UNAUDITED)

                                                    Six Months Ended
                                                        June 30,
                                               ---------------------------
                                                   2001            2000
                                               ------------    -----------

Cash flows from operating activities:
Net income (loss)                           $      852,282   $ (4,487,479)
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities
    Depreciation & amortization                    534,750        482,077
    Deferred income taxes                           39,697          -
    Loss due to impairment of asset                  -          3,897,000
    Noncash compensation for consulting
      services                                     159,158          3,594
    Changes in operating assets and liabilities
      Accounts receivable                        2,510,763      1,657,800
      Inventory and prepaid samples and
        materials                                   59,182        255,882
      Prepaid expenses and other                   (16,665)        12,063
      Accounts payable                            (794,047)       118,879
      Accrued expenses                            (368,859)      (478,300)
      Income taxes payable                         110,822       (533,822)
							      ----------      ---------
Net cash provided by operating activities        3,087,083        927,694
                                                ----------      ---------

Cash flows from investing activities:
  Investments in trademarks, and
    other intangible assets                         (9,698)       (18,377)
  Purchase of property & equipment                (175,192)       (11,855)
  Purchase of short-term investments            (2,200,000)          -
                                                ----------      ---------

Net cash used in investing activities           (2,384,890)       (30,232)
                                                ----------      ---------

Cash flows from financing activities:
  Payment of long-term debt                       (245,874)    (1,350,534)
  Revolving credit line, net                      (552,649)      (955,136)
  Proceeds from acquistion note                       -         1,161,130
  Proceeds from exercise of stock options           67,123          3,437
  Purchase of treasury shares                       (9,199)        (5,625)
  Distribution of treasury shares                   46,508         72,489
                                                ----------      ---------
Net cash used in financing activities             (694,091)    (1,074,239)
                                                ----------      ---------

Increase (decrease) in cash and cash
  equivalents                                        8,102       (176,777)

Cash and cash equivalents at beginning
  of period                                        453,200        385,640
                                                ----------      ---------
Cash and cash equivalents at end of period   $     461,302   $    208,863
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(Continued)